                                  EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges

                                                                         (in thousands)

                                                     Fiscal Year Ended                             Fiscal Quarter Ended
                                                     -----------------                     ---------------------------------------
                                      January   January  January   January    February        July           April         April
                                      28, 1996  29, 1995 30, 1994  31, 1993    2, 1992      28, 1996        28, 1996      30, 1995
                                      --------  -------  -------   --------    -------     ----------     -----------   -----------
                                                                                           (Unaudited)    (Unaudited)   (Unaudited)
EARNINGS AVAILABLE FOR FIXED
  CHARGES
Income (loss) from continuing
operations ....................         4,373    33,435    19,398     3,048       2,731      (1,072)        (4,100)          (552)
  before income taxes
Capital Interest ..............          (663)       --        --        --          --          --             --             --
Fixed charges .................        17,084    10,631     9,529     9,182       7,065       4,631          4,646          2,801
                                      -------   -------   -------   -------     -------      ------        -------        -------
                                       20,794    44,066    28,927    12,230       9,796       3,559            546          2,249
                                      =======   =======   =======   =======     =======      ======        =======        =======
FIXED CHARGES
Interest and expense on .......         4,527     1,309     1,173     1,583         682       1,476          1,541            350
indebtedness
Capitalized Interest ..........           663        --        --        --          --          --             --             --
One-third of rental expense for
operating leases...............        11,894     9,322     8,356     7,599       6,383       3,155          3,105          2,451
                                      -------   -------   -------   -------     -------      ------        -------        -------
                                       17,084    10,631     9,529     9,182       7,065       4,631          4,646          2,801
                                      =======   =======   =======   =======     =======      ======        =======        =======
RATIO OF EARNINGS TO FIXED
  CHARGES .....................          1.22      4.15      3.04      1.33        1.39         .77            .12            .80
                                      =======   =======   =======   =======     =======      ======        =======        =======




                                     12.1-i